Exhibit 99.1

Borqs Receives Positive Nasdaq Listing Determination

December 13, 2017 – Borqs Technologies, Inc. today announced that a Nasdaq Hearings Panel (the “Panel”) has granted the Company’s request for the continued listing of its ordinary shares on The Nasdaq Capital Market pursuant to an extension to evidence compliance with the minimum 300 round lot shareholder requirement through April 10, 2018. The Company is taking definitive steps to timely evidence compliance with the terms of the Panel’s decision.

The Panel also advised the Company that it had determined to delist the Company’s warrants from Nasdaq due to the Company’s continued non-compliance with the minimum 400 round lot shareholder requirement applicable to the warrants. The suspension of trading of the warrants on Nasdaq will take effect with the open of business on Thursday, December 13, 2017, at which time the warrants will be eligible to trade on the OTC Markets. Information regarding the OTC Markets can be found at www.otcmarkets.com.

About Borqs Technologies, Inc. (Nasdaq: BRQS)

Borqs Technologies, Inc. is a global leader in embedded software and products for the Internet of Things (IoT) providing customizable, differentiated and scalable Android-based smart-connected mobile devices and cloud-service solutions. With research and development centers in China and India, and a strong presence in the USA, Borqs designs, develops and provides turnkey solutions to unleash human potential and enable a more intelligent and interconnected planet.

For more information about Borqs, please visit: http://www.borqs.com/.